January 11, 2013

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re: Active Health Foods, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by Active Health Foods, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Sadler, Gibb & Associates, LLC